UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2015
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Dear Shareholders:

You are cordially invited to attend our 2015 Annual Meeting of Shareholders on Thursday, June 18, 2015 at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel located at 4010 City Avenue, Philadelphia, Pennsylvania 19131. We are holding the meeting to:

(1)	Elect nine members of our Board of Directors to hold one-year terms;

(2)	Approve an advisory resolution regarding executive officer compensation;

(3)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

(4)	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the record owner of shares of our common stock at the close of business on April 8, 2015, you may attend and vote at the meeting. If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form. Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card. A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.

We look forward to seeing you at the meeting.

Sincerely,
/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 23, 2015

As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided. Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person. If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618
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PROXY STATEMENT FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 18, 2015
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INFORMATION CONCERNING THIS SOLICITATION
The Board of Directors of Universal Display Corporation ("we", "us" or the “Company”) is soliciting proxies for the 2015 Annual Meeting of Shareholders to be held on Thursday, June 18, 2015, at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel located at 4010 City Avenue, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of nine members of our Board of Directors to hold one-year terms;

(2)	a proposal to approve an advisory resolution regarding executive officer compensation;

(3)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

(4)	such other business as may properly come before the meeting or any postponements or adjournments thereof.
Voting materials, which include the proxy statement, a proxy card and our 2014 Annual Report to Shareholders, will be mailed to all registered shareholders beginning on or about April 23, 2015. Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary. We will pay the expenses of these solicitations. In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.
Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.
VOTING AT THE ANNUAL MEETING
Our Board of Directors has set April 8, 2015 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 45,869,442 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock. Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.
Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”
The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.
The preliminary voting results will be announced at the Annual Meeting. The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.
Your vote is important. Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 18, 2015
This proxy statement and our 2014 Annual Report to Shareholders are available at www.udcoled.com in the “For Shareholders – SEC Documents” section.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors has fixed the number of directors at nine, all of whom are to be elected at the Annual Meeting. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.
Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.
All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. The nominees for election are set forth below. The descriptions of the nominees for election set forth the experience, qualifications, attributes and skills that have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Sherwin I. Seligsohn	79
Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995.  He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996.  Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation.  He was also previously the Chairman of the Board of Directors, President and Chief Executive Officer of NanoFlex Power Corporation (formerly known as Global Photonic Energy Corporation) (“NanoFlex”) until April 2012, when he resigned from his positions at NanoFlex.  Since that time, Mr. Seligsohn’s only relationship with NanoFlex is as a shareholder and option holder.  From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (“InterDigital”), formerly International Mobile Machines Corporation.  He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors.  Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (“PRISM”) at Princeton University.

Steven V. Abramson	63
Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996.  Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007.  From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm.  From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Sidney D. Rosenblatt	67
Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995.  He also has been a member of our Board of Directors since May 1996.  Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998.  From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital. Mr. Rosenblatt is a trustee of Arcadia University and is on the Board of Managers of the Overbrook School for the Blind. He is also a member of the Board of Careers through Culinary Arts Program.

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Leonard Becker	91
Mr. Becker has been a member of our Board of Directors since February 2001.  For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management.  He served on the Board of Directors and on various committees of American Business Financial Services, Inc. until March 2007.  He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.

Richard C. Elias	61
Mr. Elias has been a member of our Board of Directors since April 2014.   Mr. Elias retired from PPG Industries, Inc. prior to joining our Board. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. from July 2008 through March 30, 2014. From April 2000 through June 2008, Mr. Elias held the position of Vice President, Optical Products of PPG Industries, Inc. Mr. Elias is a director of Black Box Corporation (NASDAQ: “BBOX”) and is a member of its Compensation Committee.

Elizabeth H. Gemmill	69
Ms. Gemmill has been a member of our Board of Directors since April 1997.  She is also on the Boards of Beneficial Bancorp, Inc. (NASDAQ: "BNCL") and WHYY, Inc., as well as The Presbyterian Foundation where she serves as the Chairman of the Board.  Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation until the Foundation was dissolved in 2012.  From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company.  Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009). She previously served as a director of the Philadelphia College of Osteopathic Medicine, the YMCA of Philadelphia and Vicinity, American Water Works Company, Inc. until it was sold in early 2003, and Philadelphia Consolidated Holdings Corporation until it was sold in December 2008. Ms. Gemmill is also a Fellow of the National Association of Corporate Directors.

Rosemarie B. Greco	69
Ms. Greco has been a member of our Board of Directors since March 3, 2015.  From approximately 1999 to 2003, Ms. Greco was the founding Principal of Grecoventures Ltd., a business investment and consulting partnership. From 2003 to 2008, she served as the Executive Director of the Pennsylvania Office of Health Care Reform. From 1994 to 1997, she served as the CEO and President of CoreStates Bank, N.A. and the President, CoreStates Financial Corp. from 1996 to 1997. Ms. Greco serves on the Boards of Pennsylvania Real Estate Investment Trust (NYSE: "PEI") and PECO Energy Company, a subsidiary of Exelon Corporation. She is also a member of the Board of Overseers of the University of Pennsylvania School of Nursing and the Co-Chair of Vision 2020, a national coalition of organizations advancing women and leadership.

C. Keith Hartley	72
Mr. Hartley has been a member of our Board of Directors since September 2000.  Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm.  From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc.  He serves as a director and is on various committees of Swisher International Group, Inc. He also previously served as a director of Idera Pharmaceuticals, Inc.

Lawrence Lacerte	62
Mr. Lacerte has been a member of our Board of Directors since October 1999.  Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures.  Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors
At the Annual Meeting, each director will be elected by a majority of the votes cast with respect to that director at the meeting. For these purposes, a vote of the majority of the votes cast means that the number of shares voted “for” a director exceeds 50% of the votes cast with respect to that director. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence
Our Board of Directors established a Nominating and Corporate Governance Committee in September 2014, whose duties include, among others, making recommendations for approval to the full Board of Directors with regard to director independence. The members of our Nominating and Corporate Governance Committee are Ms. Gemmill, Mr. Hartley (Chair) and Mr. Lacerte. Each member of our Nominating and Corporate Governance Committee is an independent director under the NASDAQ listing requirements. Our Nominating and Corporate Governance Committee operates pursuant to a written charter, adopted by our Board of Directors in September 2014, which is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com.
After the Nominating and Corporate Governance Committee makes its recommendations to the Board of Directors with regard to director independence, our Board of Directors considers and approves these recommendations. In so doing, the Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Mr. Becker, Mr. Elias, Ms. Gemmill, Ms. Greco, Mr. Hartley and Mr. Lacerte. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.
Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation, and Nominating and Corporate Governance Committees, as applicable.
In evaluating director independence, the disinterested members of our Nominating and Corporate Governance Committee and the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”). Exponent is a provider of information system services for payroll, benefits and human resources management. Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent. For 2014, we paid a total of approximately $21,092 to Exponent in connection with its provision of these services to us. This amount is well below the threshold for director independence under the NASDAQ listing requirements. There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, the disinterested members of our Nominating and Corporate Governance Committee and the Board of Directors concluded that Mr. Lacerte should be treated as an independent director.
Board and Committee Meetings; Annual Meeting Attendance
In 2014, our Board of Directors held eight meetings, our Audit Committee held five meetings, our Compensation Committee held six meetings and our Nominating and Corporate Governance Committee (formed in September 2014) held one meeting. In addition, during meetings of our full Board of Directors, members of our Audit Committee approved various audit and non-audit services, and members of our Compensation Committee approved various matters relating to equity compensation.  All members of the Board attended 100% of the Board meetings and at least 80% of the meetings of the committees on which they serve.
All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders.  All current members of our Board of Directors attended our Annual Meeting of Shareholders in 2014, other than Ms. Greco who joined the Board in March 2015.
Director Nominations
In September 2014, our Board of Directors established a Nominating and Corporate Governance Committee, whose duties include, among others, recommending to the full Board of Directors candidates for election and re-election as directors. The Nominating and Corporate Governance Committee recommends candidates for election as directors, and the Board of Directors then approves the candidates who will be nominated to stand for election. In nominating candidates for election as directors, both our Nominating and Corporate Governance Committee and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. With respect to their consideration of diversity of background, neither our Nominating and Corporate Governance Committee nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.
Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2016 Annual Meeting of Shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 19, 2016. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.
Our Nominating and Corporate Governance Committee will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria and make a recommendation to the full Board of Directors relating to all candidates for director. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.
Board Leadership Structure
Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons. Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board. However, since Mr. Seligsohn remains an officer of the Company and a member of our management team, he continues to serve as the leader of our Board of Directors.
We believe that the overlap between our Board of Directors and executive management has been advantageous to us, as we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions. While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.
Our Board of Directors does not have a lead independent director, but receives strong leadership from all of its independent members. Additionally, as discussed above, our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Compensation and Nominating and Corporate Governance Committees. All of our directors take active roles in the activities of our Board of Directors and at meetings of the full Board. The Board of Directors believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto. All members of our Board of Directors are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.
Our Board is comprised of nine directors - six independent directors and three directors who are executive officers of the Company. Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field. For additional information about the backgrounds and qualifications of our directors, see above under the heading “Proposal 1 – Election of Directors.”
Audit Committee
Our Board of Directors has established a standing Audit Committee. The members of our Audit Committee are Mr. Becker, Mr. Elias, Ms. Gemmill (Chair), Mr. Hartley, and Mr. Lacerte.
Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit Committee Charter was last reviewed by our Audit Committee and approved by our Board of Directors on April 7, 2015, and a copy of the charter is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;

•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;

•
reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•
discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•
reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2014, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2014. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
Richard C. Elias
C. Keith Hartley
Lawrence Lacerte

Compensation Committee
Our Board of Directors has established a standing Compensation Committee. The members of our Compensation Committee are Mr. Becker, Ms. Gemmill (Chair), Mr. Hartley and Mr. Lacerte.
Our Compensation Committee operates pursuant to a written charter adopted in June 2013. The Compensation Committee Charter was last reviewed by our Compensation Committee and approved by our Board of Directors on April 7, 2015, and a copy of the charter is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com.
According to its charter, our Compensation Committee is responsible for, among other things:

•	recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and other senior executive officers;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•
administering and discharging the duties imposed on the Compensation Committee under the terms of the charter, the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and the Supplemental Executive Retirement Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.
Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company. Annual bonus awards, long-term incentive equity compensation awards, and any special cash or non-cash awards typically have been granted shortly after year-end. This enables the Compensation Committee to review and consider the Company’s fiscal performance for the year in determining these awards.
Compensation for non-employee members of our Board of Directors for 2014 was recommended by our Compensation Committee and approved by the Board of Directors in December 2013. This compensation was paid in quarterly installments shortly following the end of each quarter during the year. No separate compensation was awarded for committee service, other than additional compensation paid to the committee chairs, and directors who are employees or officers of the Company did not receive compensation for their service on the Board.
In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee proposed compensation for the Company’s executive officers and directors. However, the Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval. As part of this process, the Compensation Committee meets in executive session to review and ultimately finalize its recommendations.
The Compensation Committee has consulted from time to time as to compensation matters with Hay Group, Inc. (“Hay Group”), which was first engaged by the Compensation Committee in 2009 as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer. As discussed in “Executive Compensation – Compensation Discussion and Analysis,” the Compensation Committee consulted with the Hay Group in establishing the executive compensation program for 2014.
Compensation Committee Interlocks and Insider Participation
Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2014, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2014 that requires disclosure under Item 404 of Regulation S-K. Nor have there been since the beginning of 2014 any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte
Shareholder Communications
Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophy and Objectives
Compensation and benefits programs are an important part of the relationship between our Company and its executive officers. Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.
How We Determine Executive Compensation
Introduction
The process of establishing compensation for our Named Executive Officers (as defined below) for 2014 began, as in prior years, with a review of the compensation paid to our executive officers in recent years. We have historically used prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year while providing appropriate incentives for achieving desired results. By keeping executive compensation relatively constant year-to-year, we provide a stable pay environment for our executive officers while they work to grow our business and revenues in an industry and market that are still at an early stage, which poses risks for our business.
Beginning in 2013, the Compensation Committee, with assistance of the Hay Group, established new performance based short-term and long-term incentive programs, which also formed the structural basis for our executive officers' 2014 compensation. With prior compensation as a baseline, the Committee considered the extent to which we achieved our business goals for the 2013 year to set the 2014 performance target goals. As discussed below under “Annual cash bonus awards” for 2014, the Compensation Committee established individual targets relating to the short-term incentive program, in accordance with the Universal Display Corporation Annual Incentive Plan (“AIP”) approved by shareholders in June 2013. Under the approved program, each of our Named Executive Officers was eligible to receive cash incentive payments, whereby targets were set as an individually defined percentage of their base salary with actual target payouts further modified, based on the achievement of pre-established performance goals at threshold, target and maximum levels.

With respect to long-term incentive compensation for 2014, our Named Executive Officers received a target long-term incentive award in an amount ranging from 50% to 150% of their base salaries. One-half of each award granted in 2014 was in the form of time-vesting restricted stock units (“RSUs”) that vest over three years from the date of grant on a pro-rata basis with one-third vesting each year. The remaining half of each long-term incentive award for 2014 was in the form of performance share units (“PSUs”) that will vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2014 through December 2016. Half of the PSUs awarded in March 2014 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.
Finally, the Compensation Committee considered other factors that may be relevant, as well as whether the state of the general economy should have any impact on compensation decisions respecting our executive officers.
Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our Named Executive Officers. However, final decisions on any major element of compensation, as well as total compensation for our Named Executive Officers, are made by our Compensation Committee. Awards to our Named Executive Officers are then approved by our full Board of Directors. Our Chief Executive Officer, Chief Financial Officer and Founder do not participate in Compensation Committee or Board deliberations regarding their respective compensation. Also, meetings of our Compensation Committee are scheduled well in advance of the proposed meeting date, and the Committee does not establish equity grant dates in order to affect the value of any particular award.
In making compensation decisions, the Compensation Committee considered whether the proposed compensation to our Named Executive Officers is within the range of compensation generally known to be paid to executives at other companies. Other than in any data provided by Hay Group, information on the compensation paid to executives at other companies is not tabulated or summarized, and the Compensation Committee did not engage in any formal form of compensation benchmarking.
In determining executive compensation, the Compensation Committee considered the current value to our executive officers of compensation paid or issued to them for prior years. However, the Compensation Committee has not focused on gains or losses from prior option grants or other awards because it believes that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.
From time to time, we utilize external consultants to assist in determining executive compensation. As discussed above, in 2009, the Compensation Committee of our Board of Directors engaged Hay Group as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of adopting a proposed supplemental retirement plan for certain of the Company’s executive officers. The Compensation Committee has continued to consult with Hay Group over time, including in establishing the new compensation program for 2013 and 2014 on which the Hay Group advised.
Elements of Compensation
For 2014, total compensation to our executive officers consisted of the following elements:

•	Base salaries;
•	Annual cash bonus awards;
•	Long-term incentive equity compensation awards;
•	Supplemental retirement benefits;
•	Special event awards; and
•	Perquisites and other benefits.
Our Named Executive Officers receive both cash and non-cash, or equity, compensation. We use long-term incentive awards that vest over time largely to motivate our executive officers to perform in future years. For 2014, equity compensation was in the form of long-term incentive stock awards RSUs that vest pro-rata over a three-year time period and PSUs that vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2014 through December 2016. Half of the PSUs awarded in March 2014 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. While in the past we have issued immediately vesting stock awards associated with special events, no such stock awards were made in 2014.

We also utilize annual cash bonus awards to reward our executive officers for their performance during the past year, which were awarded under the AIP in 2014 for 2013 performance, and one Named Executive Officer received cash bonuses during 2014 relating to various patent awards on which she was a named inventor. Beginning in 2010, we also started using supplemental retirement benefits to incentivize our executive officers to continue to provide valuable leadership to the Company. Our executive officers also receive other perquisites and benefits, outlined below, that we believe are nominal in their overall compensation structure, but still significant. We believe that each of these components is an important and necessary element of executive compensation.
Should unusual events or circumstances occur which have a material impact on our Company, we would expect the Compensation Committee to consider them in deciding whether to make any significant changes in executive compensation.
Base salaries
We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. We also believe that this relatively simple approach is commonly used to determine the base salaries of executives at other small companies, though we have not conducted independent research to verify this. More substantial adjustments in the base salaries of our executive officers may be warranted in the future when the market for our OLED technologies and materials matures, or under circumstances different from those in our current environment.
In 2014, the base salaries of our Named Executive Officers were moderately increased by 3.5% over the prior year. This was consistent with prior year base salary increases for these executive officers and with increases in the base salaries of our other employees during 2014. The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company. To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted.
The base salaries of Mr. Abramson, Mr. Rosenblatt and Mr. Seligsohn were adjusted effective as of July 1, 2014, the traditional salary adjustment date for each of these individuals. The base salaries of Dr. Brown and Mr. Premutico were adjusted effective as of their annual employment anniversary dates of June 22, 2014 and April 16, 2014, respectively.
Consistent with previous years, all adjustments to the salaries of our executive officers for 2014 were recommended by executive management and approved by our Compensation Committee at meetings held on December 19, 2013.
As in the past, each of Mr. Abramson and Mr. Rosenblatt received the same base salary in 2014. This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.
Additionally, consistent with previous years, all adjustments to the salaries of our executive officers for 2015 were recommended by executive management and approved by our Compensation Committee at meetings held on December 18, 2014. In 2015, the base salaries of our Named Executive Officers are to be moderately increased by 3.5% over 2014 on the traditional salary adjustment date of July 1 for Mr. Abramson, Mr. Rosenblatt and Mr. Seligsohn and on the annual employment anniversary dates of June 22 and April 16, respectively, for Dr. Brown and Mr. Premutico. This is consistent with prior year base salary increases for these executive officers and with increases in the base salaries of our other employees for 2015.
Annual cash bonus awards
For 2013 year-end performance, cash bonus awards to our executive officers (reflected in the Summary Compensation Table under “2014,” which were recommended by our Compensation Committee and approved by our full Board of Directors at a meeting held on March 3, 2014) were in the following amounts: Mr. Abramson – $842,394; Mr. Rosenblatt – $842,394; Mr. Seligsohn – $407,719; Dr. Brown – $591,686; and Mr. Premutico – $300,533. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2013. In addition, Dr. Brown also received cash bonuses during 2014 relating to various patent awards on which she was a named inventor, which totaled approximately $5,500.
AIP Grants
The AIP (adopted by the Board in March 2013 and approved by the shareholders in June 2013) is a bonus plan pursuant to which all senior executives of the Company and its subsidiaries are eligible to participate to earn a bonus based on the achievement of performance objectives. The Compensation Committee designates which senior executives will participate in the AIP for each fiscal year. In order to be eligible to receive a bonus payment, the participant must be actively employed by the Company or a subsidiary on the date on which the bonus is paid, except as described below in the event of death, disability, or a leave of absence.

Bonus awards under the AIP are awarded to eligible participants on an annual basis, if the performance goals established by the Compensation Committee are met. At the beginning of each fiscal year, the Compensation Committee will establish each participant’s target and maximum bonus award, the performance goals applicable to the bonus award, and such other conditions as the Compensation Committee deems appropriate. The performance goals may provide for differing amounts to be paid (e.g., threshold, target, and maximum amounts) based on differing levels of performance for each performance goal. The performance goals may relate to the financial performance of the Company and its subsidiaries or one or more business units, and, where appropriate, they may relate to a participant’s personal performance.
At the end of the fiscal year, the Compensation Committee will determine the extent to which the performance goals and other conditions of the bonus awards have been met, and the amount, if any, to be paid to each participant. A participant will not earn a bonus for any portion of the performance goals for a fiscal year under the AIP if the level of achievement of the performance goals is below the threshold requirement to earn an award, as established by the Compensation Committee.
Any bonus awards that are earned shall be paid at or shortly after the end of each fiscal year, after the Compensation Committee certifies attainment of the performance goals, provided the participant is actively employed by the Company on the payment date. Bonus awards under the AIP are payable in cash, shares of our common stock or stock units under the Universal Display Corporation Equity Compensation Plan, or such other form as the Compensation Committee determines in its discretion.
The AIP is intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the IRC. For grants that are intended to meet the requirements of qualified performance-based compensation, the Compensation Committee will establish, in writing, the objective performance goals that must be met, the performance period during which these goals must be met, the threshold, target, and maximum amounts that would be paid if the performance goals are met, and any other conditions that the Compensation Committee deems appropriate and consistent with the AIP and Section 162(m) of the IRC. The performance goals must be based on one or more of the following criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, assets under management, EBITDA, earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, shareholder return, return on capital employed, increase in assets, operating expense, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Compensation Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Compensation Committee may reduce or increase a bonus award for any fiscal year based on its assessment of personal performance or other factors. Any reduction of a participant’s bonus cannot result in an increase in any other participant’s bonus.
For 2014, our Compensation Committee set pre-established weighted performance goals on the following: 20% upon achievement of a target revenue goal of approximately $197 million; 20% upon achievement of a goal for adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $87 million; 20% upon achievement of a target operating expenses goal of approximately $66 million, and 40% based upon team and individual key performance indicators. The overall bonus amount to be paid, after using the above pre-established weighted performance goals, may be modified up or down by an additional 25% based on the individual’s specific performance. For 2014, the Named Executive Officers AIP targets are set forth below:

Name	Base Salary ($)	Annual Incentive Target (% of Base)	Annual Incentive Target ($)
Steven V. Abramson President and Chief Executive Officer	612,539	100	612,539
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	612,539	100	612,539
Sherwin I. Seligsohn Founder and Chairman of the Board	370,586	80	296,469
Julia J. Brown, Ph.D. Senior Vice President and Chief Technical Officer	430,239	100	430,239
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing	364,217	60	218,530

The maximum bonus award that may be achieved under the non-individual performance criteria of the AIP is 150% of the annual incentive target award, which amount may be modified by an additional plus or minus 25% based on the individual’s performance. Therefore, each Named Executive Officer was eligible to earn an amount ranging from 0% to 188% of his or her base salary. The awards paid to the Named Executive Officers for 2014 year-end performance under the AIP were: Mr. Abramson – $900,662 (constituting 147% of base salary); Mr. Rosenblatt – $900,662 (constituting 147% of base salary); Dr. Brown – $632,612 (constituting 147% of base salary); Mr. Seligsohn – $435,920 (constituting 118% of base salary); and Mr. Premutico – $321,320 (constituting 88% of base salary). These cash bonus awards to our Named Executive Officers for 2014 year-end performance were recommended by our Compensation Committee and approved by our full Board of Directors at meetings held on March 3, 2015. These payments were then subject to customary tax withholding consistent with applicable requirements. For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus awards for 2014 year-end performance.
Long-term incentive equity compensation awards
We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with our future performance and the future performance of our common stock. We believe that this helps align the interests of our executive officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period. As with other compensation to our executive officers, long-term incentive equity compensation awards are recommended by executive management and approved by our Compensation Committee and full Board of Directors.
Historically, long-term incentive equity compensation awards have been granted to our executive officers on an annual basis in conjunction with the grant of annual bonus awards to these individuals. Prior to 2013, these awards generally were in the form of restricted share awards that vested over a period of time, with vesting contingent on the officer continuing to be employed by us on the vesting date. However, in 2013, the Compensation Committee, with the help of the Hay Group, implemented a new long-term incentive equity compensation approach that included a performance based element that was applied to a portion of the long-term incentive equity compensation awards made to our executive officers in the form of PSUs. These PSUs were based upon specific performance criteria applied over a multi-year performance period. The other part of each award under this approach was in the form of time-vesting RSUs.
With respect to long-term incentive compensation awards granted in 2014, our Named Executive Officers received a target long-term incentive award in an amount ranging from 60% to 100% of their base salaries. One-half of each award was in the form of time-vesting RSUs to vest one-third each year over three years on March 3, 2015, 2016 and 2017. The following time-vesting RSUs were approved by our Compensation Committee and full Board of Directors, and awarded, on March 3, 2014: Mr. Abramson – 8,857; Mr. Rosenblatt – 8,857; Mr. Seligsohn – 4,286; Dr. Brown – 6,221; and Mr. Premutico – 3,159. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.
The remaining one-half of each long-term incentive award granted in 2014 to our Named Executive Officers was in the form of PSUs. The PSUs will vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2014 through December 2016. Half of the PSUs awarded in March 2014 will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target. On March 3, 2014, the following PSU target awards were approved by the Compensation Committee and the full Board of Directors, subject to the application of the appropriate modifier at the end of the Performance Period based on the Compensation Committee’s determination of the satisfaction of the performance goals: Mr. Abramson – 8,857; Mr. Rosenblatt – 8,857; Mr. Seligsohn – 4,286; Dr. Brown – 6,221; and Mr. Premutico – 3,159. As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.
Additionally, long-term incentive equity compensation awards previously granted to our executive officers also vested at various points in 2014 and the first part of 2015. The first one-third of the restricted share awards granted to our executive officers on March 7 and 8, 2013 vested on March 7 and 8, 2014, and the second one-third of the same restricted share awards vested on March 7 and 8, 2015. This resulted in the vesting of shares of common stock previously granted to our executive officers on March 7 and 8, 2014 and 2015, respectively, as follows: Mr. Abramson – 4,688 and 4,687 shares; Mr. Rosenblatt – 4,688 and 4,687 shares; Mr. Seligsohn – 2,778 and 2,778 shares; Dr. Brown – 3,480 and 3,479 shares; and Mr. Premutico – 1,306 and 1,305. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The shares withheld for the March 7 and 8, 2014 and 2015 vestings, respectively, were as follows: Mr. Abramson – 1,894 and 2,110 shares; Mr. Rosenblatt – 1,894 and 2,110 shares; Mr. Seligsohn – 1,122 and 1,250 shares; Dr. Brown – 1,045 and 1,049 shares; and Mr. Premutico – 607 and 735.

The second one-third of the restricted share awards previously granted to our executive officers on March 8, 2012 vested on March 8, 2014, and the final one-third of the same restricted share awards vested on March 8, 2015. This resulted in the vesting of shares of common stock previously granted to our executive officers on March 8, 2014 and 2015, respectively, as follows: Mr. Abramson – 3,651 and 3,650 shares; Mr. Rosenblatt – 3,651 and 3,650 shares; Mr. Seligsohn – 2,163 and 2,163 shares; Dr. Brown – 2,640 and 2,640 shares; and Mr. Premutico – 0. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The shares withheld for the March 8, 2014 and 2015 vesting, respectively, were as follows: Mr. Abramson – 1,475 and 1,643 shares; Mr. Rosenblatt – 1,475 and 1,643 shares; Mr. Seligsohn – 857 and 973 shares; Dr. Brown – 803 and 803 shares; and Mr. Premutico – 0.
The final one-third of restricted share awards previously granted to our executive officers on January 6, 2011 vested on January 6, 2014. This resulted in the vesting of shares of common stock previously granted to our executive officers as follows: Mr. Abramson – 2,875 shares; Mr. Rosenblatt – 2,875 shares; Mr. Seligsohn – 1,916 shares; Dr. Brown – 2,107 shares; and Mr. Premutico – 0. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. The shares so withheld were as follows: Mr. Abramson –1,027 shares; Mr. Rosenblatt – 1,027 shares; Mr. Seligsohn – 689 shares; Dr. Brown – 756 shares; and Mr. Premutico – 0.
The fourth of five installments (50,000 shares) of the March 18, 2010 special retention awards granted to each of Mr. Abramson and Mr. Rosenblatt vested on March 18, 2014, and the final installment (50,000 shares) vested on March 18, 2015. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers. For each of Mr. Abramson and Mr. Rosenblatt, the number of shares so withheld on March 18, 2014 was 20,210 and on March 18, 2015 was 22,510.
The second of four installments (11,702 shares) of the March 8, 2012, 46,807 share special retention award to Dr. Brown vested on March 8, 2014, and the third of four installments (11,702 shares) vested on March 8, 2015. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Dr. Brown. The shares so withheld for Dr. Brown were 3,559 in 2014, and 3,559 in 2015.
The second of five installments (9,553 shares) of the April 16, 2012, 47,766 share special retention award granted to Mr. Premutico vested on April 16, 2014, and the third of five installments (9,553 shares) vested on April 16, 2015. As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Mr. Premutico, which were 3,958 shares in 2014.
Additionally, based on the Compensation Committee’s determination of the satisfaction of the performance goals over a performance period from January 2013 through December 2014 based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, subject to the application of the appropriate 2x modifier, on March 27, 2015, the Compensation Committee awarded PSUs (originally approved by the full Board on March 7, 2013) as follows:  Mr. Abramson - 8,780; Mr. Rosenblatt - 8,780; Mr. Seligsohn - 4,249; Dr. Brown - 6,167; and Mr. Premutico - 3,132.  As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.  Additionally, the Compensation Committee further determined that the performance criteria for the other half of the March 2013 PSU award based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index was not met, and no corresponding award was made.
Finally, special restricted share awards were approved by our Compensation Committee and Board of Directors on April 7, 2015 for Mr. Abramson and Mr. Rosenblatt.  For each of Mr. Abramson and Mr. Rosenblatt, the award relates to 250,000 shares of our common stock.  The Company determined that it was in the best interests of our shareholders to grant these special retention awards to induce Mr. Abramson and Mr. Rosenblatt to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from their valuable leadership and vision.  Consistent with other executive compensation decisions, Mr. Abramson and Mr. Rosenblatt received the same award amount.

Each special retention award for Mr. Abramson and Mr. Rosenblatt is subject to a retention agreement with the Company, which provides that the award will vest ratably over a five-year period beginning on the first anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date.  The awards are subject to accelerated vesting in the event of a change in control of the Company.  Mr. Abramson and Mr. Rosenblatt are required to retain the shares for one year after vesting.

Supplemental retirement benefits
In 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified deferred compensation plan under the IRC and is unfunded. Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP. The SERP became effective on April 1, 2010. Mr. Abramson, Mr. Rosenblatt, and Dr. Brown were designated as participants in the SERP. Mr. Premutico was recently added as a participant as of December 19, 2013, and Mr. Seligsohn is not a participant in the SERP.
As discussed previously, the Compensation Committee engaged Hay Group to provide a report outlining various design alternatives for the SERP, the prevalence of similar benefits offered by other companies of various sizes (based on a survey by Hay Group that received over 800 responses), projected cost estimates for implementation of the SERP, and a summary of other design and accounting considerations for the SERP. The Compensation Committee considered Hay Group’s recommendations in structuring and adopting the SERP.
The SERP was adopted to incentivize our executive officers to remain with the Company through retirement age. Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit. The benefit is based on a percentage of the participant’s annual base salary for the life of the participant. This percentage is 50%, 25% or 15%, depending on the participant’s benefit class. If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.
In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit thereunder. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.
Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Mr. Premutico are designated participants in the 50% benefit class. Their ages and respective years of service as of the Record Date are set forth in the table below.

Name	Age	Years of Service
Steven V. Abramson	63	18
Sidney D. Rosenblatt	67	18
Julia J. Brown, Ph.D.	54	16
Mauro Premutico	49	3
As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP. If either of them resigns or is terminated without cause after 20 years of service, or at or after age 65 and with at least 15 years of service, he will be eligible to receive a SERP benefit. If either of them is terminated without cause or on account of a disability, he will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit will be based on his number of years of service (up to 20), divided by 20.
On March 3, 2015, the Board of Directors, on the recommendation of the Compensation Committee, adopted Amendment 2015-1 to the SERP (“Amendment 2015-1”), which amended the SERP to provide that, for participants serving as executive officers of the Company as of that date, or who become an executive officer thereafter, the SERP benefit is based on a percentage of the participant’s annual base salary and the participant’s average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment with the Company for the life of the participant. Prior to adoption of Amendment 2015-1, the SERP benefit did not take into account any bonuses except as noted below.
The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary and his average annual bonus for the most recent three fiscal years for his life and the life of his surviving spouse, if any. Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any. If either of them dies before reaching age 65, the benefit is not forfeited if his surviving spouse, if any, lives until he would have reached age 65. If his spouse also dies before he would have reached age 65, the benefit is forfeited. Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

The current accumulated benefit under the SERP as of December 31, 2014 for each of these participants is as follows: Mr. Abramson – $3,155,256; Mr. Rosenblatt – $2,732,313; Dr. Brown – $1,153,212; and Mr. Premutico – $176,920.
Special event awards
From time to time, we issue cash and non-cash awards to our employees, including our executive officers, relating to the occurrence of special events. For example, we have historically awarded a small amount of equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors. From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.
During 2014, our Compensation Committee did not award any special non-cash awards of shares of common stock to our Named Executive Officers. However, Dr. Brown received cash bonuses during 2014 relating to various patent awards on which she was a named inventor, which totaled approximately $5,500. These cash awards to Dr. Brown were granted consistent with our historical practice of awarding compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.
Other than the award to Dr. Brown, we did not issue any other special event awards, cash or non-cash, to our Named Executive Officers in 2014.
Perquisites and other benefits
We provide benefits to all of our employees, including our Named Executive Officers. These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.
For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $7,800 for all of our Named Executive Officers in 2014.
We also made life and disability insurance premium payments on behalf of our Named Executive Officers in 2014. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability and excess life insurance coverage for Mr. Abramson and Mr. Rosenblatt. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.
In 2014, we provided an automobile allowance of $500 per month to each of Mr. Abramson and Mr. Rosenblatt. In addition, we reimbursed Mr. Abramson and Mr. Rosenblatt for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. Both of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their work-related automobile usage. Additionally, Mr. Seligsohn also receives use of a company automobile and reimbursement of related expenses. Again, we do not consider this additional benefit to be a substantial component of executive compensation.
Our executive officers have been receiving the benefits described above for the past several years. Our Compensation Committee approved continuation of these benefits for our executive officers for 2014 at a meeting held on December 19, 2013. This approval occurred in conjunction with the Committee’s approval of annual base salary increases for certain of our executives.
Our Compensation Committee also approved continuation of these benefits for our executive officers for 2015 at a meeting held on December 18, 2014. This approval occurred in conjunction with the Committee’s approval of annual base salary increases for certain of our executive officers. Additionally, on March 3, 2015, the Compensation Committee recommended and the Board approved and authorized to award an automobile allowance of $500 per month plus repairs and insurance to each of Dr. Brown and Mr. Premutico.

Stock Ownership Guidelines
We do not have any stock ownership guidelines for our executive officers. However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding stock and vested stock options. The special five-year equity retention awards granted to Mr. Abramson and Mr. Rosenblatt are required to be retained by them after vesting for five years (in the case of the 2010 awards) or one year (in the case of the 2015 awards). The special retention awards granted to Dr. Brown are required to be retained for five years after vesting in the case of the one-year special equity retention award and two years after vesting in the case of the four-year special equity retention award. The five-year special equity retention award granted to Mr. Premutico is required to retained by him for two years after vesting. We believe that the current holdings of our executive officers and the restrictions imposed on these special retention awards are sufficient to ensure that our executive officers remain committed to our Company and its business.
On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company. These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten (10) times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance. Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.
Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the NASDAQ Global Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year. The highest closing price of the Company’s common stock on the NASDAQ Global Market in 2014 was $37.40 per share. The annual cash compensation to each member of the Board who is not an officer of the Company was $40,000 for 2014. On this basis and consistent with the above policy, on the first business day of 2015 (January 2, 2015), each member of the Board who was required to own at least 10,695 shares of the Company’s common stock did in fact own such shares.
Recovery of Bonuses
Prior to 2013, because bonuses and other equity compensation awards to our executive officers have not been based on any specific or measurable performance objectives, we did not have any formal “clawback” policy, as we did not believe that such a policy was appropriate. We expect the SEC to issue regulations regarding clawback policies in the future in accordance with the requirements of the Dodd-Frank Act, and we will adopt appropriate policies when required in order to be fully compliant with the SEC regulations.
In 2013, the Company adopted a new AIP (short-term incentive plan), and future bonuses granted thereunder can be made subject to any applicable clawback or recoupment policy that may be adopted by the Board in the future.
Change in Control Payments
In April 2003, we entered into change in control agreements with our executive officers. These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder. Mr. Premutico entered into a change in control agreement on April 16, 2012 to enable him to receive change in control benefits commensurate with those offered to our other executive officers. Both the original agreements and the amended and restated agreements were approved by our Board of Directors.
The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated or their responsibilities are substantially reduced, in connection with a change in control of the Company. We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.
Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize a “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.
We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.
Tax Consequences of Our Compensation Program
Internal Revenue Code §162(m)
In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC.  Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based. Our policy is that executive compensation qualifies for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives. We believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the amount and form of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company. For 2014, the Compensation Committee has established a compensation plan that is performance-based relating to both short-term and long-term incentive programs with the intent to qualify for deductibility under applicable tax laws.
Internal Revenue Code (IRC) §409A
Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A. Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements. The SERP, as adopted, is intended to comply with the requirements of Section 409A. As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.
Internal Revenue Code §280G
Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.
Summary Compensation Table
The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2014, 2013 and 2012. This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven V. Abramson President and Chief Executive Officer	2014	601,306	842,394	638,421(1)	—	426,536(2)	31,937(3)	2,540,594
	2013	581,049	469,977	1,108,515(4)	—	__(5)	30,145(6)	2,189,686
	2012	561,400	438,750	438,708(7)	—	559,881(8)	31,110(9)	2,029,849
Sidney D. Rosenblatt Executive Vice President and Chief Financial Officer	2014	601,306	842,394	638,421(1)	—	17,048(2)	35,146(10)	2,134,315
	2013	581,049	469,977	1,108,515(4)	—	__(5)	32,319(11)	2,191,861
	2012	561,400	438,750	438,708(7)	—	407,161(8)	35,250(12)	1,881,269
Sherwin I. Seligsohn Founder and Chairman of the Board	2014	363,801	407,719	308,937(1)	—	—	20,411(13)	1,100,869
	2013	351,534	278,497	587,475(4)	—	—	20,803(14)	1,238,309
	2012	339,647	259,996	259,965(7)	—	—	20,139(15)	879,847
Julia J. Brown, Ph.D Senior Vice President and Chief Technical Officer	2014	428,185	591,686	448,418(1)	—	356,260(2)	10,170(16)	1,834,718
	2013	408,391	349,833	788,310(4)	—	__(5)	10,058(17)	1,556,592
	2012	394,633	322,253	2,192,843(7)	—	440,306(8)	9,871(18)	3,359,906
Mauro Premutico Vice President Legal and General Manager, Patents and Licensing _________________________________	2014	360,095	300,533	227,707(1)	—	252,189(2)	10,112(19)	1,150,636
	2013	347,964	127,500	355,260(4)	—	894,948(20)	10,102(21)	1,735,775
	2012	228,846(22)	__(23)	1,699,992(4)(24)	—	—	6,312(25)	1,935,150

(1)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2014. The amount includes restricted share units and performance share units granted to the Named Executive Officer on March 3, 2014. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(2)
Based on the difference between the actuarial present value of the accrued benefit under the SERP (adopted by the Company on March 18, 2010) as of December 31, 2013, using a discount rate of 4.51%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2014, using a discount rate of 3.57%.

(3)	Based on (a) auto expense reimbursements and allowance of $9,473; (b) life and disability insurance premium payments of $14,664; and (c) 401(k) plan contributions of $7,800.

(4)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2013. The amount includes restricted shares of common stock granted to the Named Executive Officer on March 7 and 8, 2013. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(5)
Based on the difference between the actuarial present value of the accrued benefit under the SERP (adopted by the Company on March 18, 2010) as of December 31, 2012, using a discount rate of 3.49%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2013, using a discount rate of 4.51%.

(6)	Based on (a) auto expense reimbursements and allowance of $8,210; (b) life and disability insurance premium payments of $14,285; and (c) 401(k) plan contributions of $7,650.

(7)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2012. The amount includes restricted shares of common stock granted to the Named Executive Officer on March 8, 2012. With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes. These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan-Based Awards.”

(8)
Based on the difference between the actuarial present value of the accrued benefit under the SERP (adopted by the Company on March 18, 2010) as of December 31, 2011, using a discount rate of 4.44%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2012, using a discount rate of 3.49%.

(9)	Based on (a) auto expense reimbursements and allowance of $9,391; (b) life and disability insurance premium payments of $14,219; and (c) 401(k) plan contributions of $7,500.

(10)	Based on (a) auto expense reimbursements and allowance of $10,668; (b) life and disability insurance premium payments of $16,678; and (c) 401(k) plan contributions of $7,800.

(11)	Based on (a) auto expense reimbursements and allowance of $8,771; (b) life and disability insurance premium payments of $15,898; and (c) 401(k) plan contributions of $7,650.

(12)	Based on (a) auto expense reimbursements and allowance of $8,479; (b) life and disability insurance premium payments of $19,271; and (c) 401(k) plan contributions of $7,500.

(13)	Based on (a) auto expense reimbursements and allowance of $465; (b) life and disability insurance premium payments of $12,146; and (c) 401(k) plan contributions of $7,800.

(14)	Based on (a) auto expense reimbursements and allowance of $903; (b) life and disability insurance premium payments of $12,250; and (c) 401(k) plan contributions of $7,650.

(15)	Based on (a) auto expense reimbursements and allowance of $366; (b) life and disability insurance premium payments of $12,273; and (c) 401(k) plan contributions of $7,500.

(16)	Based on (a) life and disability insurance premium payments of $2,370; and (b) 401(k) plan contributions of $7,800.

(17)	Based on (a) life and disability insurance premium payments of $2,408; and (b) 401(k) plan contributions of $7,650.

(18)	Based on (a) life and disability insurance premium payments of $2,371; and (b) 401(k) plan contributions of $7,500.

(19)	Based on (a) life and disability insurance premium payments of $2,312; and (b) 401(k) plan contributions of $7,800.

(20)
Represents the present value is determined using reasonable assumptions in the current economic environment.  Because Mr. Premutico became a new entrant to the SERP in this year, he accrued the entire amount of the benefit formula, even though not fully vested, in this year.

(21)	Based on (a) life and disability insurance premium payments of $2,452; and (b) 401(k) plan contributions of $7,650.

(22)	Mr. Premutico joined the Company in April 2012, and this represents a pro-rated portion of his annual salary.

(23)
As was the case with the other Named Executive Officers, Mr. Premutico was awarded a bonus payment for his 2012 services on March 8, 2013. The amount of the bonus awarded to Mr. Premutico was $127,500.

(24)
Based on the grant date fair value of 47,766 restricted shares of common stock. The closing price of the Company’s common stock on the NASDAQ Global Market on April 16, 2012 (date of grant) was $35.59 per share. Mr. Premutico’s special retention award vests ratably over a five-year period on each anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date.

(25)	Based on (a) life and disability insurance premium payments of $1,251; and (b) 401(k) plan contributions of $5,061.

Compensation to each of the Named Executive Officers in 2014, 2013 and 2012 consisted of the following:

•	Discretionary year-end bonus awards for 2012 performance, paid in cash, and performance based year-end bonus awards for 2013 and 2014 performance, paid in cash, under the AIP;

•	Discretionary awards of restricted common stock or stock units granted as long-term incentive equity compensation on March 3, 2014, March 7 and 8, 2013, and March 8, 2012;

•	SERP benefits granted effective as of April 1, 2010 for Mr. Abramson, Mr. Rosenblatt, and Dr. Brown and as of December 19, 2013 for Mr. Premutico;

•
In the case of Dr. Brown, both cash and unrestricted stock awards granted as bonuses for the filing of patent applications and the issuance of patents on which she is a named inventor, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.

Grants of Plan-Based Awards
The following table summarizes each grant of an award made to Named Executive Officers in 2014. These awards were made as discussed above under the heading “Long-term incentive equity compensation awards.”

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson	3/3/2014	8,857(1) 8,857(2)	–––	–––	295,912 342,509
Sidney D. Rosenblatt	3/3/2014	8,857(1) 8,857(2)	–––	–––	295,912 342,509
Sherwin I. Seligsohn	3/3/2014	4,286(1) 4,286(2)	–––	–––	143,195 165,741
Julia J. Brown, Ph.D	3/3/2014	6,221(1) 6,221(2)	–––	–––	207,844 240,574
Mauro Premutico ______________________________________	3/3/2014	3,159(1) 3,159(2)	–––	–––	105,542 122,165
(1)	Consists of an award of time-based RSUs, which vest ratably one-third each year over three years on March 3, 2015, 2016, and 2017.

(2)
Consists of an award of PSUs, which vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2014 through December 2016. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Grants of plan-based awards to each of the Named Executive Officers in 2014 consisted of the following:

•	long-term incentive equity compensation awards in the form of time based RSUs, which vest ratably one-third each year over three years on March 3, 2015, 2016, and 2017; and

•
long-term incentive equity compensation awards in the form of PSUs, which vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2014 through December 2016. Half of the PSUs awarded will vest based on the achievement of cumulative revenue growth relative to cumulative revenue growth of the companies in the NASDAQ Electronics Components Index, with the other half vesting based on the achievement of total shareholder return relative to total shareholder return of the companies in the NASDAQ Electronics Components Index. The PSU target awards are subject to a multiplier ranging from 0x to 2x based upon the percentile achievement with respect to each relative target.

Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2014.

Name	Option Awards			Stock Awards		Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested(1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven V. Abramson……...	23,000	8.14	1/18/15	80,661	2,238,343	17,637	489,427
	27,000(2)	10.51	12/30/15

Sidney D. Rosenblatt……..	50,000	10.51	12/30/15	80,661	2,238,343	17,637	489,427

Sherwin I. Seligsohn……...	50,000	8.14	1/18/15	16,253	451,021	8,534	236,819
	50,000	10.51	12/30/15
	250	12.40	6/20/16

Julia J. Brown, Ph.D……...	–––	–––	–––	45,388	1,259,517	12,387	343,739

Mauro Premutico………...	–––	–––	–––	37,559	1,042,262	6,291	174,575

______________________________________

(1)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2014.

(2)	Mr. Abramson has a pecuniary interest in all but 4,000 of these stock options.

Option Exercises and Stock Vested Table
The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units, performance stock units, and similar instruments, for the Named Executive Officers during 2014.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven V. Abramson……….	–––	–––	61,214	2,103,933
Sidney D. Rosenblatt……….	71,812	1,306,470	61,214	2,103,933
Sherwin I. Seligsohn…….…	–––	–––	6,857	231,842
Julia J. Brown, Ph.D………..	13,336	326,599	19,929	677,524
Mauro Premutico…….….....	–––	–––	10,859	324,928
______________________________________

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.

(2)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.

Potential Payments Upon Termination in Connection with a Change in Control
In April 2003, the Company entered into Change in Control Agreements with the following Named Executive Officers, Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn and Dr. Brown (the “Original CIC Agreements”). These agreements provided for certain cash payments and other benefits to the Named Executive Officers in the event of an effective termination of these individuals’ employment in connection with a “Change in Control” of the Company. In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the IRC and regulations issued thereunder.
Under the Amended and Restated CIC Agreements with Mr. Abramson, Mr. Rosenblatt, Mr. Seligsohn, and Dr. Brown and the Amended and Restated CIC Agreement entered into with Mr. Premutico in April 2012 (collectively, “Amended CIC Agreements”), the benefits to which our Named Executive Officers would be entitled in the event of a termination of employment for a Change in Control include the following:

•
a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;

•
a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•
a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•
effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except the awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•
continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years;

•	applicable SERP benefit payout; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.
For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company under the Amended CIC Agreements are set forth in the following table, based on the assumption that a triggering event took place on December 31, 2014.

	Estimated Payments and Benefits on Termination in Connection With a Change in Control

Name	Lump Sum Payment of Two Times Annual Base Salary(1) ($)	Lump Sum Payment of Two Times Annual Bonus(2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Lump Sum Payment of Estimated Contribu-tions Under 401(k) Savings and Retirement Plans for Two Years ($)	Estimated Value of Ongoing Payments to Continue Group Hospital-ization, Health and Dental Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting(3) ($)	Payment for Outplace-ment Assistance Services ($)	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	SERP Payment ($)	Total Payments and Benefits ($)
Steven V. Abramson	1,202,612	1,684,788	138,002	26,702	15,600	21,788	2,727,770	10,000	—	2,779,809	8,607,071
Sidney D. Rosenblatt	1,202,612	1,684,788	119,934	42,361	15,600	21,788	2,727,770	10,000	—	3,016,895	8,841,748
Sherwin I. Seligsohn	727,603	815,438	85,520	47,694	15,600	10,005	687,839	10,000	—	—	2,399,699
Julia J. Brown, Ph.D.	856,370	1,183,372	93,622	8,223	15,600	24,341	1,603,256	10,000	—	983,772	4,778,556
Mauro Premutico	720,191	601,066	44,437	5,979	15,600	35,748	1,216,838	10,000	1,056,957	88,260	3,795,076
_____________________________________

(1)
Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2014, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2014 was utilized. Also, an annual car allowance of $6,000 is included for each of Mr. Abramson and Mr. Rosenblatt.

(2)
Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2014, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.

(3)
Assumes all unvested or restricted stock options and stock awards, including performance based grants, automatically vest on a Change of Control. This does not include restricted stock bonuses awarded in March 2015.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements.
As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•
any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;
•
the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•
any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the individual’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;
•
by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•
by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors
The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Leonard Becker……….	40,000	137,400(2)	—	—	177,400
Elizabeth H. Gemmill...	50,000(3)	137,400(2)	—	—	187,400
C. Keith Hartley………	40,000	137,400(2)	—	—	177,400
Lawrence Lacerte……..	40,000	137,400(2)	—	—	177,400
Richard C. Elias………	30,000(4)	257,812(5)	—	—	287,812
Rosemarie B. Greco(6)...	___	—	—	—	—
______________________________________

(1)
The aggregate numbers of shares issuable to each independent director upon the exercise of options outstanding as of December 31, 2014 were as follows: Mr. Becker – 0 shares; Ms. Gemmill – 25,000 shares; Mr. Hartley – 25,000 shares; Mr. Lacerte – 0 shares; and Mr. Elias – 0 shares. There were no restricted stock awards to any of our independent directors outstanding as of December 31, 2014.

(2)
Aggregate grant date fair value of 5,000 shares approved for issuance as compensation for 2015, the closing price of the Company’s common stock being $27.48 per share on the grant approval date of December 18, 2014 (for a total amount of $137,400).

(3)	Includes additional cash compensation to Ms. Gemmill for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors.
(4)	Mr. Elias became a director in April 2014 and received a pro-rated amount of annual fees for his services in 2014.
(5)
Aggregate grant date fair value of (i) 3,750 shares approved for issuance as compensation for 2014, the closing price of the Company’s common stock being $32.11 per share on the grant approval date of April 2, 2014 (for a total amount of $120,412), and (ii) 5,000 shares approved for issuance as compensation for 2015, the closing price of the Company’s common stock being $27.48 per share on the grant approval date of December 18, 2014 (for a total amount of $137,400).

(6)	Ms. Greco was not a member of the Board during 2014. She became a director in March 2015.
Compensation to each independent member of the Board of Directors in 2014 consisted of director fees, paid in cash and, in the case of Ms. Gemmill, additional cash payments for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors. In addition, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2014.

Compensation to each independent Board member also includes annual share awards. These awards have historically been approved in December prior to the year in which the shares are issued. Annual share awards to our independent directors for 2014 were approved on December 19, 2013, and thus do not appear in the table above, with the exception of shares for Mr. Elias which were approved on April 2, 2014.
For 2014, our Compensation Committee and Board of Directors approved additional fees of $5,000 in cash to each committee chairperson. Accordingly, as Chairperson of the Audit Committee and the Compensation Committee, Ms. Gemmill received an additional cash payment of $10,000 for her service in this capacity.
For 2015, compensation to each independent member of the Board of Directors consisting of director fees, to be paid in cash, and annual share awards consistent with the prior year were approved on December 18, 2014. In the case of Ms. Gemmill, additional cash compensation will be received consistent with the prior year for her service as Chairperson of the Audit Committee and Compensation Committee. Additionally, Mr. Hartley will receive additional cash compensation for his service as Chairman of the Nominating and Corporate Governance Committee. In the case of Ms. Greco, the cash and share awards for her director services for 2015 were approved on March 3, 2015 and shall be pro-rated accordingly.

Equity Compensation Plans
The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)(1)
Equity compensation plans approved by security holders	384,435	10.52	4,641,564(2)
Equity compensation plans not approved by security holders	–––	–––	–––
Total	384,435	10.52	4,641,564(2)
______________________

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)
Includes 917,424 shares remaining available under the Company’s Employee Stock Purchase Plan. No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Plan.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are now entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.
The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or our Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015
At a meeting held on April 7, 2015, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2015. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2015 at the Annual Meeting.
We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.
Vote Required and Recommendation of our Board of Directors
This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 3.

Fees Billed by the Company’s Independent Auditors
The audit and tax fees billed to the Company from KPMG for 2014 and 2013 are set forth in the table below:

Fee Category	2014	2013
Audit Fees	$539,000(1)	$509,000(2)
Tax Fees(3)	$100,000	$202,000
______________________

(1)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews, and a statutory audit of the Company’s subsidiary in Hong Kong.

(2)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews, assistance with an SEC comment letter response, and a statutory audit of the Company’s subsidiary in Hong Kong.

(3)	Consisted primarily of fees relating to tax consultation for assisting with tax matters associated with business operations outside of the United States, as well as on certain domestic tax matters.

Audit Committee Pre-Approval Policies and Procedures
Our Audit Committee currently approves all engagements to provide both audit and non-audit services and has not established formal pre-approval policies or procedures. During 2014, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(4) of Regulation S-X, relating to tax consultation for assisting with tax matters associated with business operations outside of the United States and certain domestic tax matters, and tax compliance services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (#)(2)	Percentage Ownership(2)
Common Stock
	Scott Seligsohn(3)(4)	3,360,969	7.3%
	Lori S. Rubenstein(3)(5)	3,214,000	7.0%
	Steven G. Winters(3)(6)	3,136,000	6.8%
	Discovery Capital Management, LLC (7)	6,933,856	15.1%
	Waddell & Reed(8)	4,016,167	8.8%
	The Vanguard Group(9)	2,463,332	5.4%
Series A Preferred Stock
	American Biomimetics Corporation(6)(10)	200,000	100%
	Sherwin I. Seligsohn(10)	200,000	100%
_____________________

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 45,869,442 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (a) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (c) 136,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders. Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 2,750 options to purchase shares of our common stock and 221,219 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 78,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103.

(7)
Based solely on a Schedule 13G/A filed by Discovery Capital Management, LLC, Discovery Global Opportunity Master Fund, Ltd and Robert K. Citrone on February 14, 2014. Excludes 121,429 shares held directly by Mr. Citrone. The reported address is 20 Marshall Street, South Norwalk, Connecticut 06854.

(8)
Based solely on a Schedule 13G/A filed on behalf of Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company on February 13, 2015. The reported address is 6300 Lamar Avenue, Overland Park, KS 66202.

(9) (10)
Based solely on a Schedule 13G/A filed by The Vanguard Group on February 9, 2015. The reported address is 100 Vanguard Blvd., Malvern, PA 19355.

Mr. Sherwin I. Seligsohn, our Founder and Chairman of the Board, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

Security Ownership of Management
The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership(2)
Common Stock
	Sherwin I. Seligsohn	475,190(3)	1.0%
	Steven V. Abramson	621,237(4)	1.4%
	Sidney D. Rosenblatt	664,714(5)(6)(7)	1.4%
	Leonard Becker	36,250	*
	Richard C. Elias	6,000(8)	*
	Elizabeth H. Gemmill	100,620	*
	Rosemarie B. Greco	3,617(9)	*
	C. Keith Hartley	119,077(10)(11)	*
	Lawrence Lacerte	450,560(12)	1.0%
	Julia J. Brown, Ph.D	199,313	*
	Mauro Premutico	45,490	*
	All directors and executive officers as a group (12 persons)	2,784,922	6.0%
Series A Preferred Stock
	Sherwin I. Seligsohn	200,000(13)	100%
______________

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on    45,869,442 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding options: Sherwin I. Seligsohn – 50,250; Steven V. Abramson – 24,600; Sidney D. Rosenblatt – 50,000; Leonard Becker – 0; Richard C. Elias – 0; Elizabeth H. Gemmill – 0; Rosemarie B. Greco -– 0; C. Keith Hartley – 25,000; Lawrence Lacerte – 0; Julia J. Brown – 0; and Mauro Premutico – 0.

(3)
Includes 136,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary. Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 78,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 2,750 options to purchase shares of our common stock and 221,219 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)	Includes 230,260 shares are held by The Steven V. Abramson July 2014 Annuity Trust, of which Mr. Abramson is a Trustee.
(5)	Includes 3,250 shares of our common stock held by Mr. Rosenblatt’s children and being reported as beneficially owned by him.
(6)
Includes 110,836 shares of our common stock held by the Rosenblatt Family Limited Partnership, a limited partnership of which Mr. Rosenblatt is the sole general partner and he and his children are the sole limited partners and are being reported as beneficially owned by him.

(7)	Includes 43,028 shares are held by The Sidney Rosenblatt June 2018 Annuity Trust, of which Mr. Rosenblatt is a Trustee.
(8)	Mr. Elias became a director on April 2, 2014.

(9)	Ms. Greco became a director on March 3, 2015.

(10)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(11)	63,299 shares of common stock held by Mr. Hartley are pledged as collateral for margin accounts.

(12)	These shares of common stock held by Mr. Lacerte are pledged as security for a margin loan.

(13)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Our Relationship with PPG Industries
In 2014, prior to joining our Board, Mr. Elias retired from his position as Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc., in which capacity he had served since July 2008. PPG Industries currently manufactures our proprietary emitter materials and proprietary host materials, which we then qualify and resell to OLED product manufacturers. As reported in our Annual Report on Form 10-K for the year ended December 31, 2014, in 2014, we recorded an expense of $9.2 million in relation to the cash portion of the reimbursement of expenses and work performed by PPG Industries, Inc., excluding amounts paid for commercial materials.
Our Relationship with Scott Seligsohn
We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors. In 2014, we paid Scott Seligsohn a base salary and bonus compensation of $100,020.
Policies and Procedures for Approval of Related Person Transactions
Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.
To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.
The transactions with the related persons identified above were all reviewed with our Audit Committee at a meeting on April 7, 2015. At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities. Based solely on our review of these reports as furnished to us during or with respect to 2014, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements, with the exception of Dr. Brown, who inadvertently filed a Form 4 on September 5, 2014 rather than on September 4, 2014.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS
The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.” As appropriate, the Chairperson of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•
reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and
•
reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters. Once received, grievances are reviewed by our President and Vice President Legal and then forwarded to the Chairperson of the Audit Committee for consideration. Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or employees may submit such matters through a name-protected email process administered by a third-party service provider.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Business Conduct for Employees
We have adopted a Code of Ethics and Business Conduct ("Employee Code") applicable to all officers and employees, which was last revised December 2014 and was approved and ratified by our Board of Directors on March 3, 2015. The Employee Code constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules and also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. In December 2014, all of our employees were asked to review and affirm their knowledge and understanding of the Employee Code. Our Employee Code is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com.
If we make any further amendments to our Employee Code (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Employee Code (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Employee Code with respect to our executive officers must be approved by our Board of Directors.

Code of Conduct for Directors
Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on April 7, 2015. Our Code of Conduct for Directors is publicly available through the “For Shareholders — Corporate Governance” section of our website at www.udcoled.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

SHAREHOLDER PROPOSALS
Shareholders may submit proposals to us on matters appropriate for shareholder action at our 2016 annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 14, 2015, to be considered for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of shareholders. Shareholder proposals received by us after March 9, 2016, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2014 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2014, is being transmitted with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,
/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary
Ewing, New Jersey
April 23, 2015

ANNUAL MEETING OF SHAREHOLDERS OF

UNIVERSAL DISPLAY CORPORATION

June 18, 2015

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Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 18, 2015
This proxy statement and our 2014 Annual Report to Shareholders are available at www.udcoled.com in the
"For Shareholders - SEC Documents" section.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	00003333333330303000 5	061815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NOMINEES DIRECTOR
AND "FOR" PROOSALES 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the shares represented by this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2 and 3. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any postponements or adjournments thereof.
1. Election of the nine directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until successor is selected and qualified.
			NOMINEES:	FOR	AGAINST	ABSTAIN
		1(a)	Steven V. Abramson	☐	☐	☐
		1(b)	Leonard Becker	☐	☐	☐
		1(c)	Richard C. Elias	☐	☐	☐
		1(e)	Elizabeth H. Gemmill	☐	☐	☐
		1(d)	Rosemarie B. Greco	☐	☐	☐
		1(a)	C. Keith Hartley	☐	☐	☐
		1(f)	Lawrence Lacerte	☐	☐	☐
		1(a)	Sidney D. Rosenblatt	☐	☐	☐
		1(h)	Sherwin I. Seligsohn	☐	☐	☐
				FOR	AGAINST	ABSTAIN
		2. Advisory resolution approval of the Company's executive officer compensation		☐	☐	☐
				FOR	AGAINST	ABSTAIN
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method
	☐	3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2015		☐	☐	☐
Signature of Shareholder	Date:		Signature of Shareholder	Date:
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Note:  Please sign exactly as your name or names appear in this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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